Artisan Partners Asset Management Inc. Reports August 2026 Assets Under Management
Milwaukee, WI - September 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of August 31, 2026 totaled $183.5 billion. Artisan Funds and Artisan Global Funds accounted for $94.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $89.0 billion.

In early August, Artisan was notified that a long-standing sub-advisory client is diversifying our mandate from a single-manager to a multi-manager structure. Artisan will remain one of three managers under the new structure, but the change is expected to result in the rebalancing of approximately $6 billion from the Global Value strategy in September 2026. The anticipated impact on revenues is expected to be less than the corresponding reduction in assets under management given the nature of the mandate and its associated fee structure.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of August 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$12,396
Global Discovery	1,912
U.S. Mid-Cap Growth	9,861
U.S. Small-Cap Growth	2,796
Franchise	1,065
Global Equity Team
Global Equity	409
Non-U.S. Growth	16,518
International Value Group
International Value	58,202
International Explorer	1,390
Global Special Situations	39
Global Value Team
Global Value	39,962
Select Equity	1,091
Sustainable Emerging Markets Team
Sustainable Emerging Markets	4,031
Credit Team
High Income	14,482
Credit Opportunities	444
Floating Rate	307
Custom Credit Solutions	1,562
Developing World Team
Developing World	3,397
Antero Peak Group
Antero Peak	2,475
Antero Peak Hedge	250
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,150
EMsights Capital Group
Global Unconstrained	2,362
Emerging Markets Debt Opportunities	1,616
Emerging Markets Local Opportunities	1,999
Grandview Property Partners
Grandview Property Partners[3]	774

Total Firm Assets Under Management ("AUM")	$183,490
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $499.8 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.